Reading International Announces Senior Personnel Changes

Los Angeles, California, - (BUSINESS WIRE) – May 28, 2013 – Reading International, Inc. (NASDAQ: RDI) announced today that the Board of Directors has appointed Mr. James J. Cotter, Jr. to serve as our President, beginning June 1, 2013.  Mr. Cotter, Jr. (43) has served as a member of our Board of Directors since 2002, and as our Vice Chairman since 2007.  As Vice Chairman, Mr. Cotter, Jr. has worked with the Company’s executive officers on operational and strategic matters, chaired the Domestic and Australia/New Zealand Senior Executive Management meetings, typically held on a weekly basis, and served as a member of the Tax Oversight Committee of our Board of Directors.   Mr. Cotter, Jr. is the direct owner of 671,000 shares of our Company’s Class A Non-Voting common stock, and holds options to acquire an additional 22,500 shares of such common stock.  We are in the process of negotiating a one year “evergreen” employment contract with Mr. Cotter, Jr.

Mr. Cotter, Jr. has also served as the Chief Executive Officer of Cecelia Packing Corporation (a Cotter family-owned citrus grower, packer and marketer) since 2004, and for the seven years before that practiced law in Manhattan with the firm of Winston & Strawn, specializing in corporate law.

Mr. Cotter Jr. is the son of James J. Cotter, Sr. our Chairman and Chief Executive Officer, and the brother of directors Ellen Cotter and Margaret Cotter.

The Company also announced today the resignation of John Hunter as Chief Operating Officer.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the
o	Reading brand (http://www.readingcinemasus.com),
o	Angelika Film Center brand (http://www.angelikafilmcenter.com),
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),
o	City Cinemas brand (http://www.citycinemas.com),

o	Beekman Theatre brand (http://www.beekmantheatre.com),
o	The Paris Theatre brand (http://www.theparistheatre.com), and
o	Liberty Theatres brand (http://libertytheatresusa.com/);
•	in Australia, under the Reading brand (http://www.readingcinemas.com.au); and
•	in New Zealand, under the
o	Reading (http://www.readingcinemas.co.nz) and
o	Rialto (http://www.rialto.co.nz) brands.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer

Reading International, Inc.  (213) 235-2240